Exhibit 99.1

Calorie Burning Celsius Expands Strategic Partnership with
Former Rexall Sundown Chairman Carl DeSantis

Celsius signs a $4 million share agreement and receives $1 million line of credit

Delray Beach, FL—December 16, 2008: Celsius Holdings, Inc. (OTC BB: CSUH) announced it has fortified its strategic partnership with company builder Carl DeSantis,  majority owner of CDS Ventures of South Florida, LLC (“CDS”), through CDS’s additional investment in and credit to the company.

DeSantis, formerly Chairman of the Board of Directors of Rexall Sundown, Inc., a company he founded in 1976 and built into the world’s leading nutritional supplement supplier before he sold it for $1.8 billion to Royal Numico in 2000, has additionally provided $1 million in a revolving line of credit through another of his companies, CD Financial, LLC. The line of credit replaces and enhances two existing lines of credit currently with receivables and inventory lenders. The outstanding amount on the existing lines of credit was approximately $360,000. Jan Norelid, CFO of Celsius Holdings, Inc said, “The new revolver gives us additional financing with better terms. The interest and fees paid on the old lines of credit was approximately 24% per annum and now we will be paying Libor plus 3% or less than five percent.”

On December 12, 2008 Celsius Holdings, Inc. entered into a securities purchase agreement (“SPA”) with CDS. Pursuant to the SPA, the company issued 2,000 Series B convertible preferred shares (“Preferred Shares”) for a cash payment of $2 million, as well as a warrant to purchase an additional 2,000 Preferred Shares, at $1,000 per Preferred Share. This brings the total investment in the company by Carl DeSantis affiliated companies to $4.75 million, extension of $1 million in credit and the right to purchase additional Series A and B Preferred Shares for up to $3 million. Pursuant to the SPA, the company entered into a registration rights agreement under which the company agreed to file a registration statement for the common stock issuable upon conversion of Preferred Shares. The conversion price is set until December 31, 2010 to $0.05 per share, or at a premium to the market at the time the terms of the transaction was agreed upon.

Carl DeSantis said, “After working closely with the Celsius management team for several months now, it became clear to me the opportunity to really create a great success story. The market potential is large, and with proper financing and marketing, a great win is possible.”

According to Celsius CEO Steve Haley, “Carl and the whole CDS team have been extremely helpful in so many areas. Our objective in acquiring the appropriate growth capital was to find a partner that added more value than only the capital and as importantly would be aligned with us in regards to the timing and magnitude of the potential for Celsius.”

“This large financing has given us a clear road for increased marketing and to introduce the new products that we have on the drawing board,” he added.

The complete agreements will be filed in a form 8-K shortly.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH.OB) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius Inc. is dedicated to providing healthier, everyday refreshment through science and innovation.  Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com

Forward-looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as ``anticipate,'' ``believe,'' ``could,'' ``estimate,'' ``expect,'' ``intend,'' ``may,'' ``should,'' ``will,'' and ``would'' or similar words. You should not rely on forward-looking statements because Celsius Holdings' actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Contact Info:
Media: Kim Morgan, 561-750-9800x233 kmorgan@transmediagroup.com
Celsius Holdings, Inc.: Jan Norelid, 866-4-CELSIUS jnorelid@celsius.com